News Release

Cleveland BioLabs Announces Upgrade of Listing to NASDAQ Global Market

BUFFALO, NY, Aug 27, 2007 (MARKET WIRE via COMTEX News Network) -- Cleveland BioLabs, Inc. (NASDAQ: CBLI) (BOST: CBLI) today announced that the Company's application for upgrade of its listing from NASDAQ Capital Market to NASDAQ Global Market was approved. The Company's shares will begin trading on NASDAQ Global Market under the same symbol (CBLI), effective August 28, 2007.

Following July 3, NASDAQ-listed companies are classified under three listing tiers -- NASDAQ Global Select Market, NASDAQ Global Market, and NASDAQ Capital Market. NASDAQ announced the new three tier listing classification in February 2006. All three market tiers maintain rigorous listing and corporate governance standards. For additional information about the NASDAQ Global Market, please go to: http://www.nasdaq.com.

Cleveland BioLabs currently has two lead compounds in late stages of development. Curaxin CBLC102 is an orally administered small molecule designed to kill tumor cells by simultaneously targeting two key regulators of apoptosis. The Company has an ongoing Phase II trial with CBLC102 in hormone refractory prostate cancer.

The Company's other lead compound, Protectan CBLB502, is a modified protein of a microbe that temporarily protects cells from regulated cell death. CBLB502 is the first compound of its kind to provide protection from both gastrointestinal and hematopoietic (bone marrow/blood production) radiation-induced damage. CBLB502 is being developed initially as a radiation antidote for the military, rescue workers, nuclear plant personnel and eventually for all people who may be subject or vulnerable to nuclear attack or accident. Other applications for this technology include protection from cancer treatment side effects and acute organ failure.

Earlier this year, the Company submitted CBLB502 to the Department of Defense (DoD) in response to a Request for Proposal (RFP) for medical radiation countermeasures to treat gastrointestinal effects of acute radiation syndrome. The RFP award would provide funding for development of the countermeasure through FDA approval, as well as a commitment to purchase up to 500,000 doses, thereafter. The Company expects the DoD to make its decision on the RFP later this year.

About NASDAQ

NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit http://www.nasdaq.com/ or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries about programmed cell death to treat cancer and protect normal tissues from exposure to radiation and other stresses. The Company has strategic

partnerships with the Cleveland Clinic Foundation, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Research Radiobiology Institute. To learn more about Cleveland BioLabs Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in our filings with the Securities and Exchange Commission.

Contact:
The Global Consulting Group
Rachel Levine
T: (646) 284-9439
E: Email Contact

SOURCE: Cleveland BioLabs, Inc.